UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

43-1792717

(I.R.S. employer identification number)

0-23325

(Commission file number)

1341 West Battlefield
Springfield, Missouri 65807
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (417) 520-4333

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

[_]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INCLUDED INFORMATION

Item 8.01 Other Events

As of January 31, 2014, Guaranty Federal Bancshares, Inc., the holding company (the “Company”) for Guaranty Bank, has significantly reduced its nonperforming assets (comprised of non-accrual loans and foreclosed assets held for sale) due to the payoff of a $3.7 million non-accrual loan relationship. The subject credit relationship had been in nonaccrual status for approximately three years.

While January 31, 2014 preliminary financial results are not yet available, on an adjusted basis at year end, nonperforming assets would have been reduced to $16.0 million compared to the $19.7 million previously announced, representing a decline of approximately 19%. Nonperforming assets as a percentage of total assets would have been approximately 2.58% compared to the actual 3.17% as of December 31, 2013. From the payoffs and the collection of accrued interest, the Company has recognized $335,000 of income from the transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc.

By:	/s/ Shaun A. Burke
Shaun A. Burke
President and Chief Executive Officer

Date: February 5, 2014